Exhibit 99.2

Press Release

Dollarama Group Holdings L.P. and Dollarama Group L.P. Announce Fourth Quarter and Fiscal Year 2008 Results

MONTREAL, (May 1, 2008) – Dollarama Group Holdings L.P. and Dollarama Group L.P., today announced financial results for the fourth quarter and fiscal year ended February 3, 2008. The results of operations of Dollarama Group Holdings L.P. are almost identical to those of Dollarama Group L.P., with the exception of mainly interest expense, financing costs and foreign exchange gain or loss associated with Dollarama Group Holdings L.P.’s outstanding balance of senior floating rate deferred interest notes. Note: All dollar amounts in this press release are in Canadian dollars unless otherwise indicated.

On February 1, 2007, Dollarama changed its fiscal year end from January 31, 2007 to February 4, 2007 for fiscal year 2007, and to a floating year ending on the Sunday closest to January 31 for all subsequent fiscal years. Dollarama decided to change the year end date of its fiscal year 2007 to February 4, 2007 even though it is not the Sunday closest to January 31 because traditionally, every 5 to 6 years, a week is added to the retail calendar. The week ended February 4, 2007 is therefore equivalent to the 53rd week in Dollarama’s retail calendar. Dollarama’s fiscal year 2008 began on February 5, 2007 and ended February 3, 2008. There are five fewer days of transactions included in the fourth quarter and fiscal year ended February 3, 2008, as compared with the same fiscal periods last year.

To enhance comparability, Dollarama has also revised the method it uses to determine the stores that are included in its comparable store sales calculation. Beginning with the fourth quarter of fiscal year 2008, the company will now provide comparable store sales figures for the stores that have been open at least 13 complete fiscal months, and that remain open at the end of the period. Previously, the comparable store sales calculation included stores that met the above criteria and were open for the entire previous year comparable period.

FINANCIAL RESULTS

Fourth Quarter Results

Dollarama reported that sales increased $5.2 million, or 1.9%, to $281.4 million for the 13-week period ended February 3, 2008, up from $276.2 million for the three-month period ended February 4, 2007. Sales growth was driven primarily by 61 new store openings during fiscal year 2008 and by the incremental full 13-week effect of the stores opened during the fourth quarter of last year. Offsetting the sales increase was a 3.4% decline in comparable store sales (3.5% under the previous methodology) and five day less of transactions during the period. These two factors accounted for a sales decrease of approximately $9.0 million and $13.0 million, respectively.

Net earnings of Dollarama Group Holdings L.P. for the fourth quarter of fiscal year 2008 decreased $18.3 million, to $10.8 million, from $29.1 million last year. Net earnings of Dollarama Group L.P. for the fourth quarter of fiscal year 2008 decreased $11.2 million, to $27.7 million, from $38.9 million last year.

Adjusted EBITDA (as defined in the attached tables) decreased 19.9%, to $44.8 million for the 13-week period ended February 3, 2008 from $55.9 million for the three-month period ended February 4, 2007.

Fiscal Year 2008 Results

For the fiscal year ended February 3, 2008, Dollarama reported that sales increased $84.6 million, or 9.5%, to $972.4 million, an increase over sales of $887.8 million for the fiscal year ended February 4, 2007. Sales growth was driven primarily by the opening of 61 new stores during the fiscal year 2008, and the incremental full year effect of the 68 stores opened last year. Offsetting the sales increase was a 1.5% decline in comparable store sales and five less days of transactions during the period for a combined sales decrease of approximately $23.1 million.

Net earnings of Dollarama Group Holdings L.P. for the fiscal year 2008 increased $17.1 million, to $88.9 million, from $71.8 million last year. Net earnings of Dollarama Group L.P. for the fiscal year 2008 decreased $4.9 million, to $76.8 million, from $81.7 million last year.

Adjusted EBITDA (as defined in the attached table) increased 0.1%, to $152.1 million for the fiscal year 2008, up from $151.9 million last year.

Five less days of transactions during the fiscal year 2008 resulted in a sizeable impact on both the company’s sales and profitability results when compared to last year. At the end of fiscal year 2007, the company also recorded non-recurring positive adjustments related to reversal of excess inventory provisions taken during the year, once again impacting Dollarama’s fourth quarter performance when compared to last year. Unusual weather conditions in Central and Eastern Canada as well as a worst than expected Christmas season, negatively impacted its sales growth and profitability. Those factors contributed to Dollarama’s slower sales growth and a decrease in Adjusted EBITDA compared to the fourth quarter of fiscal 2007.

“The fourth quarter was marked by extraordinary weather conditions and a difficult holiday season. However, we believe we are focused on the right strategic and operational initiatives to drive Dollarama’s future growth,” said Larry Rossy, Chief Executive Officer of Dollarama. “During fiscal 2009, we plan to leverage our existing store base and infrastructure to drive operating performance as well as enhance our marketing and promotional activities to improve the customer experience. By the end of the second quarter we will complete the deployment of our debit technology, which we believe will continue to have a positive effect on sales.”

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ABOUT DOLLARAMA

Dollarama is the leading operator of dollar discount stores in Canada. Currently, the company operates more than 521 stores in 10 provinces, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of $1.00. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. In 1910, the company was established as a single variety store in Québec.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Dollarama Group Holdings L.P.
(dollars in thousands)	13-Week Period Ended February 3, 2008	Three-Month Period Ended February 4, 2007	Year Ended February 3, 2008	Year Ended February 4, 2007
Statement of Operations Data:

Sales	$281,367	$276,226	$972,352	$887,786
Cost of sales	182,772	171,811	640,885	585,013

Gross profit	98,595	104,415	331,467	302,773
Expenses:
General administrative and store operating expenses	55,259	50,536	186,265	157,918
Amortization(1)	5,463	4,279	18,389	13,528

Total expenses	60,720	54,815	204,654	171,446

Operating income	37,873	49,600	126,813	131,327
Other (income)/expense:
Amortization of financing costs	1,270	1,304	6,340	4,354
Interest expense	15,754	15,161	65,713	50,498
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	10,027	4,954	(34,411)	4,275

Earnings before income taxes	10,882	28,181	89,171	72,200
Income taxes	12	(899)	302	365

Net earnings	$10,810	$29,080	$88,869	$71,835

Statement of Cash Flows Data:

Cash flows provided by (used in):
Operating activities	$47,378	$33,692	$57,258	$94,387
Investing activities	(11,469)	(10,083)	(45,562)	(42,517)
Financing activities	(11,524)	(2,773)	(33,185)	(35,050)

Other Financial Data:

Adjusted EBITDA(2)	$44,795	$55,907	$152,073	$151,904

Capital expenditures	$11,671	$10,107	$45,994	$42,695
Rent expenses(3)	$15,677	$14,628	$58,765	$50,701
Gross margin(4)	35.0%	37.8%	34.1%	34.1%
Number of stores (at end of period)	521	463	521	463
Comparable store sales growth(5)	(3.4)%	1.3%	(1.5)%	2.8%

	Dollarama Group L.P.
(dollars in thousands)	13-Week Period Ended February 3, 2008	Three-Month Period Ended February 4, 2007	Year Ended February 3, 2008	Year Ended February 4, 2007
Statement of Operations Data:

Sales	$281,367	$276,226	$972,352	$887,786
Cost of sales	182,772	171,811	640,885	585,013

Gross profit	98,595	104,415	331,467	302,773
Expenses:
General administrative and store operating expenses	55,257	50,531	186,263	157,913
Amortization(1)	5,463	4,279	18,389	13,528

Total expenses	60,720	54,810	204,652	171,441

Operating income	37,875	49,605	126,815	131,332
Other (income)/expense:
Amortization of financing costs	1,040	1,026	4,275	4,076
Interest expense	10,560	11,855	43,299	47,192
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	(1,432)	(1,293)	2,183	(1,972)

Earnings before income taxes	27,707	38,017	77,058	82,036
Income taxes	13	(906)	280	358

Net earnings	$27,694	$38,923	$76,778	$81,678

Statement of Cash Flows Data:

Cash flows provided by (used in):

Operating activities	$57,737	$33,804	$79,109	$94,499
Investing activities	(11,469)	(10,083)	(45,562)	(42,517)
Financing activities	(21,897)	(2,893)	(55,042)	(35,170)

Other Financial Data:

Adjusted EBITDA(2)	$44,797	$55,912	$152,075	$151,909

Capital expenditures	$11,671	$10,107	$45,994	$42,695
Rent expenses(3)	$15,677	$14,628	$58,765	$50,701
Gross margin(4)	35.0%	37.8%	34.1%	34.1%
Number of stores (at end of period)	521	463	521	463
Comparable store sales growth(5)	(3.4)%	1.3%	(1.5)%	2.8%

	Dollarama Group Holdings L.P.		Dollarama Group L.P.
(dollars in thousands)	As of February 3, 2008	As of February 4, 2007	As of February 3, 2008	As of February 4, 2007
Balance Sheet Data:

Cash and cash equivalents	$26,214	$47,703	$26,200	$47,695
Merchandise inventories	198,500	166,017	198,500	166,017
Property and equipment	111,936	84,665	111,936	84,665
Total assets	1,197,983	1,169,187	1,197,951	1,169,174
Long-term debt	653,006	806,921	474,553	578,066
Partners’ capital	331,161	259,231	513,150	491,284

(1)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favourable and unfavourable lease rights.
(2)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below, all of which are required in determining our compliance with financial covenants under our senior secured credit facility. We have included EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in the senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on us by the senior secured credit facility. Under the senior secured credit facility, we are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding under the senior secured credit facility, and a termination of the lending commitments under the senior secured credit facility. Generally, any default under the senior secured credit facility that results in the acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indentures governing the 8.875% senior subordinated notes and the senior floating rate deferred interest notes. While an event of default under the senior secured credit facility or the indentures is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility. Our management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA and Adjusted EBITDA in this summary consolidated financial data section is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this summary consolidated financial data section is not, comparable to similarly titled measures reported by other companies.

A reconciliation of net earnings to EBITDA and to Adjusted EBITDA is included below:

	Dollarama Group Holdings L.P.
(dollars in thousands)	13-Week Period Ended February 3, 2008	Three-Month Period Ended February 4, 2007	Year Ended February 3, 2008	Year Ended February 4, 2007
Net earnings	$10,810	$29,080	$88,869	$71,835
Income taxes	12	(899)	302	365
Interest expense	15,754	15,161	65,713	50,498
Amortization of financing costs	1,270	1,304	6,340	4,354
Amortization of fixed tangible and intangible assets	5,463	4,279	18,389	13,528

EBITDA	33,309	48,925	179,613	140,580
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	10,027	4,954	(34,411)	4,275
Management fees(a)	872	857	3,247	3,194
Deferred lease inducements(b)	354	1,097	2,312	3,318
Stock-based compensation expense(c)	233	74	1,312	537

Adjusted EBITDA	$44,795	$55,907	$152,073	$151,904

	Dollarama Group L.P.
(dollars in thousands)	13-Week Period Ended February 3, 2008	Three Month Period Ended February 4, 2007	Year Ended February 3, 2008	Year Ended February 4, 2007
Net earnings	$27,694	$38,923	$76,778	$81,678
Income taxes	13	(906)	280	358
Interest expense	10,560	11,855	43,299	47,192
Amortization of financing costs	1,040	1,026	4,275	4,076
Amortization of fixed tangible and intangible assets	5,463	4,279	18,389	13,528

EBITDA	44,770	55,177	143,021	146,832
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	(1,432)	(1,293)	2,183	(1,972)
Management fees(a)	872	857	3,247	3,194
Deferred lease inducements(b)	354	1,097	2,312	3,318
Stock-based compensation expense(c)	233	74	1,312	537

Adjusted EBITDA	$44,797	$55,912	$152,075	$151,909

(a)	Reflects the management fees incurred and paid or payable to the company’s majority owners.
(b)	Represents the elimination of non-cash straight-line rent expense.
(c)	Represents the elimination of non-cash stock-based compensation expense.

(3)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of amortization of inducements received from landlords.
(4)	Gross margin represents gross profit as a percentage of sales.
(5)	Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete months and that remain open at the end of the reporting period relative to the same period in the prior year. We include sales from stores expanded or relocated in the calculation of comparable store sales. To provide more meaningful results, the company measures comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed.

CONTACTS

Investors:

Robert Coallier, Chief Financial Officer

(514) 737-1006 x1238

Media:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-0701

alex@stantoncrenshaw.com